Exhibit 2.8

EXECUTION VERSION

CONTRIBUTION AGREEMENT

by and among

REXFORD INDUSTRIAL REALTY, L.P.,

REXFORD INDUSTRIAL REALTY, INC.,

and

THE CONTRIBUTORS PARTY HERETO

Dated as of July 24, 2013

i

Schedule 3.01(b)	List of Operating Partnership Subsidiaries
Schedule 5.05	Excluded Assets
Schedule 6.02(c)	Calculation of Equity Value

Exhibit A	List of Rexford Entities
Exhibit B	Operating Partnership Agreement
Exhibit C	Form of Lock-Up Agreement
Exhibit D	Form of Tax Matters Agreement
Exhibit E	Form of Registration Rights Agreement
Exhibit F	Order of Mergers and Contribution Transactions
Exhibit G	Form of Assignment and Assumption of Membership Interests
Exhibit H	Formation Transaction Documentation

DEFINED TERMS

TERM	SECTION
Accredited Investor	Section 6.02(a)
Affiliate	Section 6.02(b)
Agreement	Introduction
Allocated Share	Section 6.02(c)
Assignment and Assumption of Membership Interests	Section 6.02(d)
Business Day	Section 6.02(e)
Closing	Section 2.02
Closing Date	Section 2.02
Code	Section 6.02(f)
Consent Form	Section 6.02(g)
Contributed Interest	Recitals
Contribution Consideration	Section 1.02(a)
Contributor	Introduction
Contributor Material Adverse Effect	Section 6.02(h)
Decrease	Section 6.02(c)
Dispute	Section 6.08(a)
Elected OP Unit Percentage	Section 6.02(i)
Elected REIT Shares Percentage	Section 6.02(j)
Eliminated Assets	Section 5.07
Entity Specific Debt	Section 6.02(k)
Equity Value	Section 6.02(l)
Excluded Assets	Section 6.02(m)
Formation Transaction Documentation	Section 6.02(n)
Formation Transactions	Section 6.02(o)
Fund V Subsequent Investment Amount	Section 6.02(p)
Governmental Authority	Section 6.02(q)
Interim Period	Section 6.02(r)
JAMS	Section 6.08(b)
Laws	Section 6.02(s)
Liens	Section 6.02(t)
Lock-Up Agreement	Section 6.02(u)
Management Companies	Section 6.02(v)
Offering	Recitals
Offering Closing Date	Section 6.02(w)
Offering Document	Section 6.02(x)
Offering Price	Section 6.02(y)
OP Material Adverse Effect	Section 6.02(z)
OP Units	Recitals
Operating Partnership	Introduction
Operating Partnership Agreement	Section 3.05
Operating Partnership Subsidiary	Section 3.01(b)
Organizational Documents	Section 6.02(aa)
Outside Date	Section 2.06

Permitted Liens	Section 6.02(bb)
Person	Section 6.02(cc)
Pre-Formation Interests	Section 6.02(dd)
Pre-Formation Participants	Section 6.02(ee)
Property	Section 6.02(ff)
Register	Section 1.02(a)Section 6.02(ff)
Registration Rights Agreement	Section 6.02(gg)
REIT	Introduction
REIT Shares	Recitals
Rexford Entity	Section 6.02(hh)
RI LLC	Recitals
RIF V Fund	Recitals
RIF V Manager	Recitals
RIF V REIT	Recitals
RIF Fund Entity	Recitals
Sale Consent	Section 5.03(a)
SEC	Section 2.01(a)(i)
Securities Act	Section 6.02(ii)
Sponsor	Recitals
Subsidiary	Section 6.02(jj)
Target Asset	Section 6.02(kk)
Tax	Section 6.02(ll)
Tax Matters Agreement	Section 6.02(mm)
Tax Return	Section 6.02(nn)
Transfer Taxes	Section 5.03(b)
Valid Election	Section 6.02(oo)

v

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT is made and entered into as of July 24, 2013 (this “Agreement”), by and among Rexford Industrial Realty, Inc., a Maryland corporation (the “REIT”), Rexford Industrial Realty, L.P., a Maryland limited partnership (the “Operating Partnership”) and a subsidiary of the REIT, and each of the parties identified as a “Contributor” on Schedule I hereto (each, a “Contributor” and, collectively, the “Contributors”). Certain capitalized terms are defined in Section 6.02 of this Agreement.

RECITALS

WHEREAS, the REIT desires to consolidate the ownership of a portfolio of properties currently owned, directly or indirectly, by certain entities each as described on Exhibit A hereto;

WHEREAS, concurrently with the execution of this Agreement, Rexford Industrial Fund V REIT, LLC, a Delaware limited liability company (“RIF V REIT”), will enter into an agreement and plan of merger with the REIT pursuant to which RIF V REIT will merge with and into the REIT and the equity interest in RIF V REIT will be converted automatically into the right to receive cash, without interest, or shares of common stock of the REIT, par value $.01 per share (“REIT Shares”);

WHEREAS, concurrently with the execution of this Agreement, Rexford Industrial Fund V, LP, a Delaware limited partnership (“RIF V Fund”), will enter into an agreement and plan of merger with the Operating Partnership pursuant to which RIF V Fund will merge with and into the Operating Partnership and the partnership interests in RIF V Fund will be (a) converted automatically into the right to receive cash, without interest, REIT Shares and/or common units of partnership interest in the Operating Partnership (“OP Units”) and (b) in the case of the partnership interests in RIF V Fund held by RIF V Manager or the REIT, cancelled;

WHEREAS, concurrently with the execution of this Agreement, Rexford Sponsor V LLC, a Delaware limited liability company (“Sponsor”), will enter into an agreement and plan of merger pursuant to which Sponsor will merge with and into a direct wholly-owned subsidiary of the Operating Partnership with Sponsor as the surviving entity, and the equity interests in Sponsor will be converted automatically into the right to receive cash, without interest, OP Units and/or REIT Shares;

WHEREAS, concurrently with the execution of this Agreement, Rexford Industrial, LLC, a California limited liability company (“RI LLC”), will enter into an agreement and plan of merger pursuant to which RI LLC will merge with and into a direct wholly-owned subsidiary of the Operating Partnership, with RI LLC as the surviving entity, and the equity interests in RI LLC will be converted automatically into the right to receive cash, without interest, OP Units and/or REIT Shares;

WHEREAS, concurrently with the execution of this Agreement, Rexford Fund V Manager LLC, a Delaware limited liability company (“RIF V Manager”), will enter into an agreement and plan of merger pursuant to which RIF V Manager will merge with and into an indirect wholly-owned subsidiary of the Operating Partnership, with RIF V Manager as the surviving entity, and the equity interests in RIF V Manager will be converted automatically into the right to receive cash, without interest, OP Units and/or REIT Shares;

WHEREAS, concurrently with the completion of the transactions described in the preceding paragraphs, the parties to this Agreement wish to effect a transaction pursuant to which (a) each Contributor will contribute to the Operating Partnership all of such Contributor’s direct and indirect interests in and to an 8.33% membership interest owned by such Contributor (each a “Contributed Interest” and, collectively, the “Contributed Interests”) in Rexford Business Center-Fullerton, LLC (the “Contributed Entity”), and (b) the Operating Partnership shall acquire from each Contributor, all of such Contributor’s right, title and interest in and to such Contributed Interests, in exchange for a combination of cash, without interest, REIT Shares and/or OP Units;

WHEREAS, concurrently with the execution of this Agreement, each of Rexford Industrial Fund I, LLC, Rexford Industrial Fund II, LLC, Rexford Industrial Fund III, LLC and Rexford Industrial Fund IV, LLC (each such entity, RIF V REIT and RIF V Fund may be referred to herein as a “RIF Fund Entity”) will enter into a contribution agreement with the REIT and the Operating Partnership ;

WHEREAS, the Formation Transactions relate to the initial public offering of the REIT Shares or, depending on prevailing market conditions at the time of the offering, a private offering of the REIT Shares (the “Offering”), following which the REIT will operate as a self-administered and self-managed real estate investment trust within the meaning of Section 856 of the Code;

WHEREAS, substantially concurrently with the completion of the Formation Transactions and the Offering, the REIT will contribute to the Operating Partnership, all of the assets (other than OP Units), rights and obligations acquired by the REIT as a result of the Formation Transactions and the Offering; and

WHEREAS, all necessary approvals have been obtained by each of the Operating Partnership and each Contributor to consummate the transactions contemplated herein and by the other Formation Transaction Documentation.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and other terms contained in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

CONTRIBUTION

Section 1.01 CONTRIBUTION TRANSACTION.

(a) At the Closing and subject to the terms and conditions contained in this Agreement and in accordance with applicable Laws, each Contributor hereby contributes, assigns, sets over, transfers, conveys and delivers to the Operating Partnership, absolutely and unconditionally and free and clear of all Liens (other than those arising under Organizational

Documents governing the Contributed Interests), all of its right, title and interest in and to the Contributed Interests, including all rights to indemnification in favor of such Contributor under the Organizational Documents; provided, that the Operating Partnership accepts the assignment by such Contributor and agrees to be bound by the terms of the Organizational Documents governing such Contributor’s Contributed Interests and undertakes, assumes and agrees punctually and faithfully to perform, pay or discharge when due and otherwise in accordance with its terms, all agreements, covenants, conditions, obligations and liabilities of such Contributor with respect to such Contributor’s Contributed Interests on or after the Closing Date.

(b) Without limiting the foregoing, each Contributor, on behalf of itself and its Affiliates, consents to, and agrees and acknowledges that all requirements and conditions for the transactions contemplated by this Agreement, including the transfer of the Contributed Interests and the admission of the Operating Partnership as a partner or member of the Contributed Entity have been satisfied or otherwise waived.

(c) All of the parties hereto agree that, as a result of the assignment and assumptions hereunder and under the RIF Fund Contribution Agreements, for purposes of the Organizational Documents governing the Contributed Entity, the Operating Partnership shall be a substituted general partner, limited partner, manager or member, as the case may be, of the applicable Contributed Entity.

Section 1.02 CONSIDERATION.

(a) At Closing, subject to the terms and conditions contained in this Agreement, each Contributor shall receive cash, OP Units and/or REIT Shares with an aggregate value equal to the Equity Value represented by such Contributor’s Contributed Interest (collectively referred to as such Contributor’s “Contribution Consideration”). The transfer of OP Units to each Contributor shall be evidenced by an entry to the Register (as defined in the Operating Partnership Agreement), and the transfer of REIT Shares to each Contributor shall be evidenced by the establishment of a credit to a book-entry account at the REIT’s transfer agent. Subject to Section 1.03, the amount of cash, number of OP Units and/or REIT Shares comprising the Contribution Consideration attributable to each Contributor shall be as follows:

(i) Cash. If the Contributor is not an Accredited Investor, one hundred percent (100%) of the Allocated Share attributable to such Contributor shall be paid in cash.

(ii) OP Units. If the Contributor is an Accredited Investor, the Elected OP Unit Percentage of the Allocated Share attributable to such Contributor shall be distributed in whole OP Units in the form of a number of OP Units equal to the applicable portion of such Allocated Share divided by the Offering Price; and

(iii) REIT Shares. If the Contributor is an Accredited Investor, the Elected REIT Shares Percentage of the Allocated Share attributable to such Contributor shall be distributed in whole REIT Shares in the form of a number of REIT Shares equal to the applicable portion of such Allocated Share divided by the Offering Price; provided, that to the extent such distribution of REIT Shares to such Contributor would result in a violation of the restrictions on ownership and transfer set forth in Section 6.2.1 of the REIT’s charter (the “Ownership Limits”), the Contributor shall receive (x) the maximum number of whole REIT Shares that would not result in such violation of the Ownership Limits, and (y) that number of whole OP Units equal to the remaining number of REIT Shares not distributed as a result of the application of the foregoing clause (x).

(b) At Closing, if a Contributor is to receive OP Units in accordance with the foregoing, such Contributor shall be admitted as a limited partner of the Operating Partnership. By executing and delivering a Consent Form, each Contributor has agreed and accepted all of the terms and conditions of the Operating Partnership Agreement and shall be deemed to have executed and delivered a counterpart signature page to the Operating Partnership Agreement.

Section 1.03 FRACTIONAL INTEREST. No fractional OP Units or REIT Shares shall be issued pursuant to this Agreement or the other Formation Transaction Documentation. All fractional OP Units that a Contributor would otherwise be entitled to receive as a result of the Formation Transactions shall be aggregated, and such Contributor shall receive the number of whole OP Units resulting from such aggregation and, in lieu of any fractional OP Unit resulting from such aggregation, an amount in cash determined by multiplying that fraction of an OP Unit to which the Contributor would otherwise have been entitled, by the Offering Price. All fractional REIT Shares that a Contributor would otherwise be entitled to receive as a result of the Formation Transactions shall be aggregated, and such Contributor shall receive the number of whole REIT Shares resulting from such aggregation and, in lieu of any fractional REIT Share resulting from such aggregation, an amount in cash determined by multiplying that fraction of a REIT Share to which such Contributor would otherwise have been entitled, by the Offering Price. No interest will be paid or will accrue on any cash paid or payable in lieu of any fractional OP Unit or REIT Share.

Section 1.04 FURTHER ACTION. If, at any time after the Closing, the Operating Partnership shall determine or be advised that any deeds, bills of sale, assignments (including any intellectual property assignments), assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Operating Partnership the right, title or interest in or to any Contributed Interests, each Contributor shall execute and deliver all such deeds, bills of sale, assignments (including any intellectual property assignments) and assurances and take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in such Contributed Interests or otherwise to carry out this Agreement.

Section 1.05 CALCULATION OF CONTRIBUTION CONSIDERATION. As soon as practicable following the determination of the Offering Price and prior to the Closing, all calculations relating to the Contribution Consideration shall be performed in good faith by, or under the direction of, the REIT and the Operating Partnership, and the parties hereby agree that, absent manifest error, such calculations shall be final and binding upon each Contributor.

ARTICLE II

CLOSING

Section 2.01 CONDITIONS PRECEDENT.

(a) Condition to Each Party’s Obligations. The respective obligation of each party to effect the contributions contemplated by this Agreement and to consummate the other transactions contemplated hereby to occur on the Closing Date is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

(i) Registration Statement. If the REIT undertakes a public Offering, the public Offering registration statement must have been declared effective under the Securities Act and will not be the subject of any stop order or proceedings by the Securities and Exchange Commission (“SEC”) seeking a stop order. This condition may not be waived by any party.

(ii) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction, stay or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of any of the transactions contemplated in this Agreement nor shall any of the same brought by a Governmental Authority of competent jurisdiction be pending or threatened that seeks the foregoing.

(iii) Operating Partnership Agreement. The Operating Partnership Agreement, in substantially the form attached hereto as Exhibit B, shall have been executed and delivered by the partners of the Operating Partnership and shall be in full force and effect and, except as contemplated by Section 2.03 or the other Formation Transaction Documents, shall not have been amended or modified.

(b) Conditions to the Obligations of the Operating Partnership. The obligations of the Operating Partnership to effect the contribution contemplated by this Agreement and to consummate the other transactions contemplated hereby to occur on the Closing Date are further subject to satisfaction of the following conditions (any of which may be waived by the Operating Partnership in whole or in part):

(i) Representations and Warranties. The representations and warranties of each Contributor contained in this Agreement shall be true and correct in all material respects at the Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date).

(ii) Performance by each Contributor. Each Contributor shall have performed each of the agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date and no Contributor shall have breached any of its covenants contained herein in any material respect.

(iii) Offering Closing. The closing of the Offering shall occur substantially concurrently with the Closing.

(iv) Consents, Etc. All necessary consents and approvals of Governmental Authorities or third parties (including lenders) for each Contributor to consummate the transactions contemplated hereby shall have been obtained.

(v) No Contributor Material Adverse Effect. There shall not have occurred between the date hereof and the Closing Date a Contributor Material Adverse Effect.

(vi) Formation Transactions. The Formation Transactions shall have been or shall be consummated substantially concurrently in accordance with the timing set forth in the respective Formation Transaction Documentation.

(vii) Lock-Up Agreement. If a Contributor is to receive REIT Shares or OP Units, such Contributor shall have entered into the Lock-Up Agreement substantially in the form attached as Exhibit C.

(viii) Tax Matters Agreement. Any Contributor that will receive OP Units in the contribution contemplated by this Agreement and that (1) owns, directly or indirectly, an interest in any Contributed Property specified in the Tax Matters Agreement or (2) has been provided an opportunity to guarantee debt as set forth in the Tax Matters Agreement shall have entered into the Tax Matters Agreement substantially in the form attached as Exhibit D, if applicable.

(c) Conditions to the Obligations of a Contributor. The obligation of a Contributor to effect the contribution contemplated by this Agreement and to consummate the other transactions contemplated hereby to occur on the Closing Date are further subject to satisfaction of the following conditions (any of which may be waived by each Contributor in whole or in part):

(i) Representations and Warranties. Except as would not have an OP Material Adverse Effect, the representations and warranties of the Operating Partnership contained in this Agreement shall be true and correct at the Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date).

(ii) Performance by the Operating Partnership. Except as would not have an OP Material Adverse Effect, the Operating Partnership shall have performed all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(iii) Registration Rights Agreement. The REIT shall have entered into the Registration Rights Agreement, substantially in the form attached as Exhibit E hereto. This condition may not be waived by any party hereto.

(iv) Tax Matters Agreement. If a Contributor (1) owns, directly or indirectly, an interest in any Contributed Property specified in the Tax Matters Agreement or (2) has any members that have been provided an opportunity to guarantee debt as set forth in the Tax Matters Agreement, the REIT and the Operating Partnership shall have entered into the Tax Matters Agreement substantially in the form attached as Exhibit D, if applicable.

Section 2.02 TIME AND PLACE. Unless this Agreement shall have been terminated pursuant to Section 2.06, and subject to the satisfaction or waiver of the conditions in Section 2.01, the closing of the contributions contemplated by Section 1.01 and the other transactions contemplated by this Agreement shall occur substantially concurrently with the receipt by the REIT of the proceeds from the Offering from the underwriters (the “Closing” or the “Closing Date”) in the order set forth on Exhibit F. The Closing shall take place at the offices of Latham & Watkins LLP, 355 South Grand Avenue, Los Angeles, California 90071 or such other place as determined by the REIT in its sole discretion.

Section 2.03 DELIVERY OF CONTRIBUTION CONSIDERATION.

(a) Subject to Section 5.03(a), as soon as reasonably practicable after the Closing, the Operating Partnership shall deliver to each Contributor such Contributor’s Contribution Consideration payable in the amounts and form provided in Section 1.02(a). The issuance of any OP Units and admission of the recipients thereof as limited partners of the Operating Partnership pursuant to Section 1.02(b) shall be evidenced by an entry to the Register. Any certificate representing REIT Shares issuable as Contribution Consideration shall bear the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO THE CORPORATION AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE ACT AND UNDER APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON BENEFICIAL AND CONSTRUCTIVE OWNERSHIP AND TRANSFER FOR THE PURPOSE OF THE CORPORATION’S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”). SUBJECT TO CERTAIN FURTHER RESTRICTIONS AND EXCEPT AS EXPRESSLY PROVIDED IN THE CORPORATION’S CHARTER, (I) NO PERSON MAY BENEFICIALLY OR

CONSTRUCTIVELY OWN SHARES OF THE CORPORATION’S COMMON STOCK IN EXCESS OF 9.8% (IN VALUE OR NUMBER OF SHARES) OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE CORPORATION UNLESS SUCH PERSON IS AN EXCEPTED HOLDER (IN WHICH CASE THE EXCEPTED HOLDER LIMIT SHALL BE APPLICABLE); (II) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK OF THE CORPORATION IN EXCESS OF 9.8% OF THE VALUE OF THE TOTAL OUTSTANDING SHARES OF CAPITAL STOCK OF THE CORPORATION, UNLESS SUCH PERSON IS AN EXCEPTED HOLDER (IN WHICH CASE THE EXCEPTED HOLDER LIMIT SHALL BE APPLICABLE); (III) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN CAPITAL STOCK THAT COULD RESULT IN THE CORPORATION BEING “CLOSELY HELD” UNDER SECTION 856(h) OF THE CODE OR OTHERWISE CAUSE THE CORPORATION TO FAIL TO QUALIFY AS A REIT; AND (IV) NO PERSON MAY TRANSFER SHARES OF CAPITAL STOCK IF SUCH TRANSFER WOULD RESULT IN THE CAPITAL STOCK OF THE CORPORATION BEING OWNED BY FEWER THAN 100 PERSONS. ANY PERSON WHO BENEFICIALLY OR CONSTRUCTIVELY OWNS OR ATTEMPTS TO BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK WHICH CAUSES OR MAY CAUSE A PERSON TO BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK IN EXCESS OR IN VIOLATION OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE CORPORATION OR, IN THE CASE OF SUCH A PROPOSED OR ATTEMPTED TRANSACTION, GIVE AT LEAST 15 DAYS PRIOR WRITTEN NOTICE. IF ANY OF THE RESTRICTIONS ON TRANSFER OR OWNERSHIP SET FORTH IN (I) THROUGH (III) ABOVE ARE VIOLATED, THE SHARES OF CAPITAL STOCK REPRESENTED HEREBY WILL BE AUTOMATICALLY TRANSFERRED TO A TRUSTEE OF A TRUST FOR THE BENEFIT OF ONE OR MORE CHARITABLE BENEFICIARIES. IN ADDITION, THE CORPORATION MAY TAKE OTHER ACTIONS, INCLUDING REDEEMING SHARES UPON THE TERMS AND CONDITIONS SPECIFIED BY THE BOARD OF DIRECTORS IN ITS SOLE AND ABSOLUTE DISCRETION IF THE BOARD OF DIRECTORS DETERMINES THAT OWNERSHIP OR A TRANSFER OR OTHER EVENT MAY VIOLATE THE RESTRICTIONS DESCRIBED ABOVE. FURTHERMORE, UPON THE OCCURRENCE OF CERTAIN EVENTS, ATTEMPTED TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED ABOVE MAY BE VOID AB INITIO. ALL UNDERLINED TERMS IN THIS LEGEND HAVE THE MEANINGS DEFINED IN THE CHARTER OF THE CORPORATION, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A

COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER AND OWNERSHIP, WILL BE FURNISHED TO EACH HOLDER OF CAPITAL STOCK OF THE CORPORATION ON REQUEST AND WITHOUT CHARGE. REQUESTS FOR SUCH A COPY MAY BE DIRECTED TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL OFFICE.

(b) The Operating Partnership (or its successor in interest) shall not be liable to any Contributor for any portion of the Contribution Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.04 CLOSING DELIVERIES. At the Closing, the parties shall make, execute, acknowledge and deliver, or cause to be made, executed, acknowledged and delivered (a) an Assignment and Assumption of Membership Interests, and any other documents reasonably requested by the Operating Partnership or reasonably necessary or desirable to assign, transfer, convey, contribute and deliver the Contributed Interests, free and clear of all Liens and to effectuate the transactions contemplated hereby.

Section 2.05 CLOSING COSTS. If the Closing occurs, the REIT and the Operating Partnership shall be solely responsible for all transaction costs and expenses of the REIT, the Operating Partnership and the Rexford Entities in connection with the Formation Transactions and the Offering, which include, but are not limited to, the underwriting discounts and commissions. In the event the Closing does not occur, each party shall be responsible for its own costs and expenses.

Section 2.06 TERM OF THE AGREEMENT. This Agreement shall terminate automatically if the transactions contemplated herein shall not have been consummated on or prior to December 31, 2013 (such date is hereinafter referred to as the “Outside Date”).

Section 2.07 EFFECT OF TERMINATION. In the event of termination of this Agreement for any reason, all obligations on the part of the Operating Partnership and each Contributor under this Agreement shall terminate, except that the obligations set forth in Article VI shall survive, it being understood and agreed, however, for the avoidance of doubt, that if this Agreement is terminated because one or more of the conditions to the non-breaching party’s obligations under this Agreement are not satisfied by the Outside Date as a result of the other party’s material breach of a covenant, representation, warranty or other obligation under this Agreement or any other Formation Transaction Documentation, the non-breaching party’s right to pursue all legal remedies with respect to such breach will survive such termination unimpaired.

Section 2.08 TAX WITHHOLDING. The Operating Partnership shall be entitled to deduct and withhold from the consideration payable pursuant to this Agreement such amounts as the Operating Partnership is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Operating Partnership, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the relevant Contributor.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE OPERATING PARTNERSHIP

The Operating Partnership hereby represents and warrants to each Contributor as follows:

Section 3.01 ORGANIZATION; AUTHORITY.

(a) The Operating Partnership has been duly formed and is validly existing and in good standing under the Laws of its jurisdiction of formation, and, upon the effectiveness of the Operating Partnership Agreement, will have all requisite power and authority to enter into this Agreement and the other Formation Transaction Documentation and to carry out the transactions contemplated hereby and thereby, and to own, lease and/or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have an OP Material Adverse Effect.

(b) Schedule 3.01(b) sets forth as of the date hereof, (i) each Subsidiary of the Operating Partnership (each an “Operating Partnership Subsidiary”), (ii) the ownership interest therein of the Operating Partnership, and (iii) if not wholly owned by the Operating Partnership, the identity and ownership interest of each of the other owners of such Operating Partnership Subsidiary. Each Operating Partnership Subsidiary has been duly organized or formed and is validly existing and is in good standing under the Laws of its jurisdiction of organization or formation, as applicable, has all requisite power and authority to own, lease and/or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have an OP Material Adverse Effect.

Section 3.02 DUE AUTHORIZATION. The execution, delivery and performance of this Agreement and the other Formation Transaction Documentation (including each agreement, document and instrument executed and delivered by or on behalf of the Operating Partnership pursuant to this Agreement or the other Formation Transaction Documentation) by the Operating Partnership has been duly and validly authorized by all necessary actions required of the Operating Partnership. This Agreement, the other Formation Transaction Documentation and each agreement, document and instrument executed and delivered by or on behalf of the Operating Partnership pursuant to this Agreement or the other Formation Transaction Documentation constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the Operating Partnership, enforceable against the Operating Partnership in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

Section 3.03 CONSENTS AND APPROVALS. Except in connection with the Offering and the consummation of the other Formation Transactions or as shall have been obtained on or prior to the Closing Date, no consent, waiver, approval, authorization, order, license, permit or registration of, qualification, designation, declaration or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained by the Operating Partnership in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, except for (a) those consents, waivers, approvals, authorizations, orders, licenses, permits, registrations, qualifications, designations, declarations or filings, the failure of which to obtain or to file would not, individually or in the aggregate, reasonably be expected to have an OP Material Adverse Effect, or (b) those consents under the Organizational Documents of the Contributors, the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have an OP Material Adverse Effect.

Section 3.04 NO VIOLATION. None of the execution, delivery or performance of this Agreement, the other Formation Transaction Documentation, any agreement contemplated hereby between the parties to this Agreement and the transactions contemplated hereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (a) the Organizational Documents of the Operating Partnership, (b) any agreement, document or instrument to which the Operating Partnership or any of its respective assets are bound or (c) any term or provision of any judgment, order, writ, injunction, or decree binding on the Operating Partnership, except for, in the case of clause (b) or (c), any such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have an OP Material Adverse Effect.

Section 3.05 VALIDITY OF OP UNITS AND REIT SHARES. Any OP Units to be issued pursuant to this Agreement will have been duly authorized by the Operating Partnership and, when issued against the consideration therefor, will be validly issued, fully paid and non-assessable, free and clear of all Liens created by the Operating Partnership (other than any Liens created by the Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the “Operating Partnership Agreement”)). Any REIT Shares to be issued pursuant to this Agreement will have been duly authorized by the REIT and, when issued against the consideration therefor, will be validly issued, fully paid and non-assessable, free and clear of all Liens created by the REIT (other than any Liens created by the charter of the REIT).

Section 3.06 LITIGATION. Except for actions, suits or proceedings covered by policies of insurance, there is no action, suit or proceeding pending or, to the knowledge of the Operating Partnership, threatened against the Operating Partnership or any Operating Partnership Subsidiary, other than actions, suits, proceedings arising in the ordinary course of business from the ownership and operation of the Operating Partnership, that individually or in the aggregate, would not reasonably be expected, (a) if adversely determined, to have an OP Material Adverse Effect, or (b) to challenge or impair the ability of the Operating Partnership to execute or deliver, or materially perform its obligations under, this Agreement and the documents executed by it pursuant to this Agreement or to consummate the transactions contemplated hereby or thereby, to such an extent as would result in an OP Material Adverse Effect.

Section 3.07 OPERATING PARTNERSHIP AGREEMENT. Attached as Exhibit B hereto is a true and correct copy of the Operating Partnership Agreement in substantially final form.

Section 3.08 LIMITED ACTIVITIES. Except for activities in connection with the Offering, the Formation Transactions or in the ordinary course of business, the Operating Partnership and the Operating Partnership Subsidiaries have not engaged in any material business or incurred any material obligations.

Section 3.09 NO BROKER. The Operating Partnership has not entered into, and covenants that it will not enter into, any agreement, arrangement or understanding with any Person or firm which will result in the obligation of any Contributor or any Affiliates thereof to pay any finder’s fee, brokerage commission or similar payment in connection with the transaction contemplated by this Agreement (other than underwriting discounts, commissions and other fees and expenses to be paid by the REIT in connection with the Offering and any related financing transactions).

Section 3.10 NO OTHER REPRESENTATIONS OR WARRANTIES. Other than the representations and warranties expressly set forth in this Article III and any other agreement entered into in connection with the Formation Transactions, the Operating Partnership shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby. All representations, warranties and covenants of the Operating Partnership contained in this Agreement shall expire at the Closing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTORS

Except as disclosed in the Offering Document or the schedules attached hereto, each Contributor hereby represents and warrants to the Operating Partnership that as of the Closing Date:

Section 4.01 ORGANIZATION; AUTHORITY.

(a) Such Contributor has been duly formed, is validly existing and in good standing under the Laws of its jurisdiction of formation, and has all requisite power and authority to enter into this Agreement, each agreement contemplated hereby and the other Formation Transaction Documentation to which it is a party (including any agreement, document and instrument executed and delivered by or on behalf of such Contributor pursuant to this Agreement or the other Formation Transaction Documentation) and to carry out the transactions contemplated hereby and thereby, and to carry on its business as presently conducted. Such Contributor, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have a Contributor Material Adverse Effect.

(b) The Operating Partnership has been provided complete and accurate copies of Organizational Documents, as amended through the date hereof, and such Organizational Documents are in full force and effect as of the date hereof and have not been further modified or amended.

Section 4.02 DUE AUTHORIZATION. The execution, delivery and performance by such Contributor of this Agreement and the other Formation Transaction Documentation (including any agreement, document and instrument executed and delivered by or on behalf of such Contributor pursuant to this Agreement or the other Formation Transaction Documentation) to which it is a party have been duly and validly authorized by all necessary actions required of such Contributor. This Agreement, the other Formation Transaction Documentation and each agreement, document and instrument executed and delivered by or on behalf of such Contributor pursuant to this Agreement or the other Formation Transaction Documentation constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of such Contributor, each enforceable against such Contributor in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

Section 4.03 OWNERSHIP OF CONTRIBUTED INTERESTS. Such Contributor is the sole record owner of such Contributor’s Contributed Interest and has the power and authority to transfer, sell, assign and convey to the Operating Partnership such Contributed Interest free and clear of any Liens and, upon delivery of the consideration for such Contributed Interest as provided herein, the Operating Partnership will acquire good and valid title thereto, free and clear of any Liens (other than those Liens created by the Organizational Documents governing such Contributed Interest). Except as provided for or contemplated by this Agreement or the other applicable Formation Transaction Documentation, there are no rights to purchase, veto rights with respect to transfers, subscriptions, warrants, options, conversion rights, preemptive rights, agreements, instruments or understandings of any kind outstanding (a) relating to such Contributed Interest or (b) to purchase, transfer or to otherwise acquire, or to in any way encumber such Contributed Interest (including, without limitation, any securities or obligations of any kind convertible or exchangeable into any of the interests which comprise Contributed Interests). Except as set forth in the Organizational Documents, such Contributor is not a party to any agreement for the sale of its Contributed Interest or for the grant to any Person of any preferential right to purchase its Contributed Interest.

Section 4.04 CONSENTS AND APPROVALS. Except as shall have been obtained or satisfied on or prior to the Closing Date, no consent, waiver, approval, authorization, order, license, permit or registration of, qualification, designation, declaration or filing with, any Person or any Governmental Authority or under any applicable Laws is required to be obtained by such Contributor in connection with the execution, delivery and performance of this Agreement, the other Formation Transaction Documentation to which such Contributor is a party and the transactions contemplated hereby and thereby, except for those consents, waivers, approvals, authorizations, orders, licenses, permits, registrations, qualifications, designations, declarations or filings, the failure of which to obtain or to file would not, individually or in the aggregate, reasonably be expected to have a Contributor Material Adverse Effect.

Section 4.05 NO VIOLATION. None of the execution, delivery or performance of this Agreement, any agreement contemplated hereby between the parties to this Agreement and the transactions contemplated hereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (a) the Organizational Documents of such Contributor, (b) any agreement, document or instrument to which such Contributor is a party or by which such Contributor or such Contributor’s Contributed Interest is bound or (c) any term or provision of any judgment, order, writ, injunction, or decree binding on such Contributor (or its assets or properties), except for, in the case of clause (b) or (c), any such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Contributor Material Adverse Effect.

Section 4.06 OMITTED.

Section 4.07 COMPLIANCE WITH LAWS. The Contributor has conducted its business in compliance with all applicable Laws, except for such failures that would not, individually or in the aggregate, reasonably be expected to have a Contributor Material Adverse Effect. Neither such Contributor nor, to the knowledge of such Contributor, any third party, is in violation of any law or has been informed in writing of any continuing violation of any such Laws or that any investigation has been commenced and is continuing or is contemplated respecting any such possible violation, except in each case for violations that would not, individually or in the aggregate, reasonably be expected to have a Contributor Material Adverse Effect. There has not been committed by the Contributor, or to the knowledge of the Contributor, any other Person in occupancy of or involved with the operation or use of the Properties any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against any Property or any part thereof.

Section 4.08 OMITTED.

Section 4.09 OMITTED.

Section 4.10 OMITTED.

Section 4.11 OMITTED.

Section 4.12 OMITTED.

Section 4.13 OMITTED.

Section 4.14 OMITTED.

Section 4.15 LITIGATION. Except for actions, suits or proceedings fully covered by policies of insurance there is no action, suit or proceeding pending or, to the knowledge of such Contributor, threatened against or affecting such Contributor or such Contributor’s Contributed Interest, or any officer, director, principal, managing member, general partner or Affiliate of any of the foregoing other than actions, suits or proceedings arising in the ordinary course of business from the ownership and operation which, if adversely determined, would not have a Contributor Material Adverse Effect. There is no action, suit, or proceeding pending or, to the knowledge of such Contributor, threatened against or affecting such Contributor or such Contributor’s Contributed Interests or any officer, director, principal, managing member, general partner or Affiliate of any of the foregoing, which challenges or impairs the ability of such Contributor to execute or deliver, or perform its obligations under this Agreement or any Formation Transaction Documentation or any other documents to be executed by it pursuant to this Agreement or any Formation Transaction Documentation or to consummate the transactions contemplated hereby or thereby. Except for matters fully covered by insurance, there is no judgment, decree, injunction, rule or order of a Governmental Authority outstanding against such Contributor or any officer, director, principal, managing member or general partner of any of the foregoing in their capacity as such, or which would reasonably be expected to have a Contributor Material Adverse Effect. None of the Contributor or any officer, director, principal, managing member, general partner or Affiliate of any of the foregoing has received any written notice of any pending or threatened proceedings for the rezoning (i.e., as opposed to the current zoning) of any Property or any portion thereof which would impair the current or proposed use thereof in a manner that would result in a Contributor Material Adverse Effect.

Section 4.16 INSOLVENCY. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending or, to such Contributor’s knowledge, threatened against such Contributor, the Contributed Entity or any Contributed Property, nor are any such proceedings contemplated by such Contributor.

Section 4.17 SECURITIES LAW MATTERS. Such Contributor acknowledges that: (i) the REIT and Operating Partnership intend the offer and issuance of any REIT Shares or OP Units to such Contributor to be exempt from registration under the Securities Act and applicable state securities laws by virtue of the status of such Contributor as an “accredited investor” (within the meaning of Rule 501(a) of Regulation D under the Securities Act) acquiring any REIT Shares or OP Units in a transaction exempt from registration pursuant to Rule 506 of Regulation D under the Securities Act, and (ii) in issuing any REIT Shares or OP Units pursuant to the terms of this Agreement, the REIT and Operating Partnership are relying on the representations made by such Contributor electing to receive REIT Shares or OP Units as consideration in the Contribution, which representations were set forth in Appendix C to the Request for Consent – Accredited Investor Representations Letter.

Section 4.18 NO BROKER. Such Contributor has not entered into, and it covenants that it will not enter into, any agreement, arrangement or understanding with any Person or firm which will result in the obligation of the REIT or any Affiliate to pay any finder’s fee, brokerage commission or similar payment in connection with the transaction contemplated by this Agreement (other than underwriting discounts, commissions and other fees and expenses to be paid by the REIT in connection with the Offering and any related financing transactions).

Section 4.19 OMITTED.

Section 4.20 EMPLOYEES. Neither the Contributor nor the Contributed Entity has or has ever had any employees.

Section 4.21 NO OTHER REPRESENTATIONS OR WARRANTIES. Other than the representations and warranties expressly set forth in this Article IV and any other agreement entered into by such Contributor in connection with the Formation Transactions, no Contributor shall be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.

Section 4.22 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The parties hereto agree and acknowledge that the representations and warranties set forth in this Article IV (other than Section 4.01, Section 4.02, Section 4.03, and Section 4.17) shall not survive the Closing.

ARTICLE V

COVENANTS AND OTHER AGREEMENTS

Section 5.01 PRE-CLOSING COVENANTS. During the period from the date hereof to the Closing Date (except as otherwise provided for or contemplated by this Agreement or in connection with the Formation Transactions), each Contributor shall use commercially reasonable efforts to conduct its businesses in the ordinary course of business consistent with past practice, pay its debt obligations as they become due and payable, and use commercially reasonable efforts to preserve intact its current business organizations and preserve its relationships with customers, tenants, suppliers, advertisers and others having business dealings with it, in each case consistent with past practice. In addition, and without limiting the generality of the foregoing, during the period from the date hereof to the Closing Date and except in connection with the Formation Transactions, no Contributor shall without the prior written consent of the REIT, which consent may be withheld by the REIT in its sole discretion:

(a) issue, deliver, sell, transfer, dispose, mortgage, pledge, assign or otherwise encumber, or cause the issuance, delivery, sale, transfer, disposition, mortgage, pledge, assignment or otherwise encumbrance the Contributed Interests;

(b) cause or permit the Contributed Entity to adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

(c) knowingly cause or permit the Contributed Entity to violate, or fail to use commercially reasonable efforts to cure any violation of, any applicable Laws;

(d) take any action or fail to take any action the result of which would have a Contributor Material Adverse Effect; or

(e) authorize, commit or agree to take any of the foregoing actions.

Section 5.02 COMMERCIALLY REASONABLE EFFORTS BY THE OPERATING PARTNERSHIP AND THE CONTRIBUTOR. Each of the Operating Partnership and each Contributor shall use commercially reasonable efforts and cooperate with each other in (a) promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (under any applicable Law or regulation or from any Governmental Authority or third party) in connection with the transactions contemplated by this Agreement, and (b) promptly making (or causing to be made) any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, waivers, permits and authorizations.

Section 5.03 TAX MATTERS.

(a) So long as some portion of the Contribution Consideration is in the form of OP Units, the parties hereto intend and agree that, for United States federal income tax purposes, the transactions contemplated by this Agreement shall constitute an “assets-over” partnership merger within the meaning of Treasury Regulations Section 1.708-1(c)(3)(i) pursuant to which the Contributed Entity contributes all of its assets and liabilities to the Operating Partnership in exchange for OP Units in a transaction qualifying under Section 721(a) of the Code and immediately thereafter, the Contributed Entity distributes such OP Units to the Contributors. As a result, (i) in accordance with Treasury Regulations Section 1.708-1(c)(4), any payment of cash (including cash in lieu of fractional OP Units or REIT Shares) or REIT Shares attributable to a Contributor shall be treated as a sale by such Contributor of its interests in the Contributed Entity and a purchase of such interests by the Operating Partnership for the cash and/or REIT Shares so paid under the terms of this Agreement, and (ii) each Contributor who receives cash (including cash in lieu of fractional OP Units or REIT Shares) and/or REIT Shares explicitly agrees and consents (the “Sale Consent”) to such treatment for United States federal income tax purposes. To the extent the Operating Partnership acquires any interests in the Contributed Entity as described in clause (i) above, or otherwise previously acquired any such interests, for United States federal income tax purposes the receipt by the Operating Partnership of the portion of property attributable to such interests shall be treated as a distribution by the Contributed Entity in redemption of such interests. Notwithstanding Section 1.02 and any Contributor’s election as to the form of its Contribution Consideration, if any Contributor (other than a non-Accredited Investor), fails to execute a Sale Consent prior to the Closing, such Contributor’s Contribution Consideration shall consist solely of OP Units. Notwithstanding Sections 1.03 and 2.03(a), any cash paid as the Contribution Consideration shall be paid only after the receipt of a Sale Consent from such Contributor.

(b) All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) will be borne by the Operating Partnership. The parties agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Taxes that could be imposed in connection with the transactions contemplated hereby.

(c) The REIT, the Operating Partnership and each Contributor shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns related to the transactions pursuant to this Agreement and any audit, litigation or administrative, judicial or other inquiry or proceeding with respect to Taxes related to the transactions pursuant to this Agreement. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such action or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The REIT, the Operating Partnership and each Contributor further agree, upon request, to use their reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated hereby.

(d) Prior to Closing, each Contributor shall deliver to the Operating Partnership a properly executed certificate prepared in accordance with Treasury regulations section 1.1445-2(b) certifying such Contributor’s non-foreign status, and if requested by the Operating Partnership, and any similar withholding certificates or other forms under applicable state, local or foreign Tax laws.

(e) The REIT and the Operating Partnership make no representations or warranties to any Contributor regarding the Tax treatment of the contributions pursuant to this Agreement or of the other Formation Transactions, or with respect to any other Tax consequences to any Contributor of this Agreement or the other Formation Transactions. Each Contributor acknowledges that such Contributor is relying solely on its own Tax advisors in connection with this Agreement and the other Formation Transactions.

Section 5.04 CONSENT AND WAIVER OF RIGHTS UNDER ORGANIZATIONAL DOCUMENTS. As of the Closing, each Contributor waives and relinquishes all rights and benefits otherwise afforded to such Contributor (a) under the Organizational Documents governing the Contributed Interests including, without limitation, any rights of appraisal, rights of first offer or first refusal, buy/sell agreements, put, option, or similar parallel exit or dissenter rights in connection with the Formation Transactions and the Offering, and any right to consent to or approve of the sale or contribution or other transaction undertaken by the other holders of interests similar to the Contributed Interests of such interests to the Operating Partnership, the REIT or any Affiliate thereof and any and all notice provisions related thereto, (b) to the extent permissible under applicable Laws, any statutory rights with respect to the Contributed Interests and (c) for claims against the REIT or the Operating Partnership for breach by any of their respective present or former officers, directors, managing members, general partners or Affiliates of their fiduciary duties or similar obligations (including duties of disclosure) to any of their respective present or former shareholders, members, partners, equity interest holders or Affiliates or the terms of any applicable Organizational Documents. Each Contributor acknowledges that the agreements contained herein and the transactions contemplated hereby and any actions taken in contemplation of the transactions contemplated hereby may conflict with, and may not have been contemplated by, the Organizational Documents governing the Contributed Interests. With respect to the entity to which the Contributed Interests relate, each Contributor expressly gives all consents (and any consents necessary to authorize the proper parties in interest to give all consents) and waivers it is entitled to give that are necessary or desirable to facilitate the contribution or other Formation Transactions relating to such entity. In addition, each Contributor agrees that if the transactions contemplated hereby occur, this Agreement shall be deemed to be an amendment to the Organizational Documents governing the Contributed Interests to the extent the terms herein conflict with the terms thereof, including without limitation, terms with respect to allocations, distributions and the like. In the event the transactions contemplated by this Agreement do not occur, nothing in this Agreement shall be deemed to be or construed as an amendment or modification of, or commitment of any kind to amend or modify, the Organizational Documents governing the Contributed Interests, which shall remain in full force and effect without modification.

Section 5.05 EXCLUDED ASSETS. Prior to the Closing and after such amounts are reasonably determined, the Contributed Entity shall distribute or cause to be distributed or paid out the Excluded Assets identified on Schedule 5.05.

Section 5.06 OMITTED.

Section 5.07 ELIMINATED ASSETS. The parties hereby agree that the Operating Partnership shall have the right, in its sole discretion, to exclude any Contributed Interests (or any interest therein or portion thereof) (the “Eliminated Assets”), from this contribution after the date hereof until the Closing, provided that the Operating Partnership shall provide prior written notice to the affected Contributor regarding such exclusion.

ARTICLE VI

GENERAL PROVISIONS

Section 6.01 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed given when (a) delivered personally, (b) five (5) Business Days after being mailed by certified mail, return receipt requested and postage prepaid, (c) one (1) Business Day after being sent by a nationally recognized overnight courier or (d) transmitted by facsimile if confirmed within twenty-four (24) hours thereafter by a signed original sent in the manner provided in clause (a), (b) or (c) to the parties at the following addresses (or at such other address for a party as shall be specified by notice from such party):

(a)	if to the REIT or the Operating Partnership, to:

Rexford Industrial Realty, Inc.

11620 Wilshire Boulevard, Suite 300

Los Angeles, CA 90025

Facsimile: (310) 966-1690

Attention: Howard Schwimmer and Michael S. Frankel

(b) if to a Contributor, to the address or facsimile number of such Contributor on file with the REIT or its Affiliate or to such other address or facsimile number as such Contributor shall specify by written notice.

Section 6.02 DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings.

(a) “Accredited Investor” has the meaning set forth under Regulation D of the Securities Act.

(b) “Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

(c) “Allocated Share” means an amount of Contribution Consideration that would be distributed to a Contributor as a Pre-Formation Participant in accordance with the provisions of the Organizational Documents relating to distributions of distributable net proceeds from sales of directly or indirectly owned properties or assets, and assuming the sale of the relevant Target Asset or Target Assets that are directly or indirectly owned by such entity for a value equal to such Target Asset’s or Target Assets’ respective Equity Value(s).

(d) “Assignment and Assumption of Membership Interests” means that certain Assignment and Assumption of Membership Interests, dated as of the Closing Date and executed by the parties thereto, substantially in the form attached hereto as Exhibit G.

(e) “Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of California.

(f) “Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated or issued thereunder.

(g) “Consent Form” means the form provided to each holder of Pre-Formation Interests to consent to the Formation Transactions and to make such holder’s irrevocable elections with respect to consideration to be received by such holder in the Formation Transactions.

(h) “Contributor Material Adverse Effect” means any material adverse change in the assets, business, condition (financial or otherwise), results of operation or prospects of the Contributor, the Contributed Entity or Contributed Property, taken as a whole.

(i) “Elected OP Unit Percentage” means, with respect to the Contribution Consideration to be received by a Contributor, the percentage of the Allocated Share that such Contributor has made a Valid Election to receive in the form of OP Units.

(j) “Elected REIT Share Percentage” means, with respect to the Contribution Consideration to be received by a Contributor, the percentage of the Allocated Share that such Contributor has made a Valid Election to receive in the form of REIT Shares.

(k) “Entity Specific Debt” has the meaning set forth in Schedule 6.02(c) hereto.

(l) “Equity Value” has the meaning set forth in Schedule 6.02(c) hereto.

(m) “Excluded Assets” means (i) the assets identified on Schedule 5.05 and (ii) any interest excluded from the contribution hereunder in accordance with Section 5.07.

(n) “Formation Transaction Documentation” means all of the agreements (including this Agreement) and related documents substantially in the forms accompanying the Request for Consent dated February 22, 2013 and identified in Exhibit H hereto, pursuant to which all of the Rexford Entities and/or the Pre-Formation Interests are to be acquired by the REIT or the Operating Partnership, directly or indirectly, as part of the Formation Transactions.

(o) “Formation Transactions” means the transactions contemplated by this Agreement and the other Formation Transaction Documentation.

(p) “Fund V Subsequent Investment Amount” has the meaning set forth in Schedule 6.02(c) hereto.

(q) “Governmental Authority” means any government or agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

(r) “Interim Period” has the meaning set forth in Schedule 6.02(c) hereto.

(s) “Laws” means laws, statutes, rules, regulations, codes, orders, ordinances, judgments, injunctions, decrees and policies of any Governmental Authority, including, without limitation, zoning, land use or other similar rules or ordinances.

(t) “Liens” means all pledges, claims, liens, charges, restrictions, controls, easements, rights of way, exceptions, reservations, leases, licenses, grants, covenants and conditions, encumbrances and security interests of any kind or nature whatsoever.

(u) “Lock-Up Agreement” means that certain Lock-Up Agreement, by and between the underwriters and each investor of the REIT and/or the Operating Partnership.

(v) “Management Companies” means, collectively RIF V Manager, Sponsor, and RI LLC.

(w) “Offering Closing Date” means the closing date of the Offering.

(x) “Offering Document” means either (i) in the event the REIT undertakes a public Offering, the REIT’s final prospectus as filed with the SEC; or (ii) in the event the REIT undertakes a private Offering, the REIT’s final offering memorandum (together with any supplements and amendments thereto) used in the Offering.

(y) “Offering Price” means the initial offering price of a REIT Share in the Offering.

(z) “OP Material Adverse Effect” means any material adverse change in any of the assets, business, condition (financial or otherwise), results of operation or prospects of the Operating Partnership and each Operating Partnership Subsidiary, taken as a whole.

(aa) “Organizational Documents” means the certificate of formation, certificate of incorporation and bylaws, certificate of limited partnership and limited partnership agreement, limited liability company agreement or operating agreement, of a Contributor or governing the Contributed Interests.

(bb) “Permitted Liens” means (i) Liens, or deposits made to secure the release of such Liens, securing Taxes, the payment of which is not delinquent or the payment of which (including, without limitation, the amount or validity thereof) is being contested in good faith by appropriate proceedings for which adequate reserves have been made in accordance with GAAP; (ii) zoning, entitlement, building and other land use Laws imposed by Governmental Authorities having jurisdiction over the Contributed Property; (iii) covenants, conditions, restrictions, easements for public utilities, encroachments, rights of access or other non-monetary matters that do not materially impair the use of the Contributed Property for the purposes for which they are currently being used or proposed to be used in connection with the relevant Person’s business; (iv) Liens securing financing or credit arrangements existing as of the Closing Date; (v) Liens arising under Leases in effect as of the Closing Date; (vi) any exceptions contained in any title policy (including any policy issued to a secured lender) relating to the Contributed Property as of the Closing Date; and (vii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business that are not yet due and payable or the payment of which (including, without limitation, the amount or validity thereof) is being contested in good faith by appropriate proceedings for which adequate reserves have been made in accordance with GAAP, and which are not, in the aggregate, material to the business, operations and financial condition of the Contributed Property so encumbered.

(cc) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(dd) “Pre-Formation Interests” means the equity interests directly or indirectly held by the Pre-Formation Participants in the Rexford Entities and in the “Rexford Properties” as defined in that certain Confidential Request for Consent and Investment Election dated February 22, 2013.

(ee) “Pre-Formation Participants” means the holders of the equity interests in the relevant RIF Fund Entity and the Management Companies immediately prior to the Formation Transactions, and shall include any other Person contributing any interest or property to the REIT, the Operating Partnership or any Subsidiary thereof in the Formation Transactions.

(ff) “Property” means the real property owned directly or indirectly, in whole or in part, by the Rexford Entities.

(gg) “Registration Rights Agreement” means that certain Registration Rights Agreement, by and among the REIT, the Operating Partnership and the parties identified as a signatory on Schedule A thereto.

(hh) “Rexford Entity” means a RIF Fund Entity, the Management Companies and each of their respective Subsidiaries, as applicable. As used herein, “Rexford Entities” refer to each Rexford Entity, collectively.

(ii) “Securities Act” means the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder.

(jj) “Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person owns (either directly or through or together with another Subsidiary of such Person) either (i) a general partner, managing member or other similar interest, or (ii) (A) ten percent (10%) or more of the voting power of the voting capital stock or other equity interests, or (B) ten percent (10%) or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity.

(kk) “Target Asset” has the meaning set forth in Schedule 6.02(c) hereto.

(ll) “Tax” means all federal, state, local and foreign income, gross receipts, license, property, withholding, sales, franchise, employment, payroll, goods and services, stamp, environmental, customs duties, capital stock, social security, transfer, alternative minimum, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including estimated taxes, together with penalties, interest or additions to Tax with respect thereto, whether or not disputed.

(mm) “Tax Matters Agreement” means that certain Tax Matters Agreement, by and among the REIT, the Operating Partnership and the other parties identified as signatories therein.

(nn) “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(oo) “Valid Election” means, with respect to a Contributor, an irrevocable election to receive all or a portion of its Allocated Share in the form of OP Units or REIT Shares as indicated on the properly completed and timely received Consent Form of such Contributor or a Consent Form as to which any deficiencies have been waived by the REIT.

Section 6.03 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to each other party.

Section 6.04 ENTIRE AGREEMENT; THIRD-PARTY BENEFICIARIES. This Agreement, the other Formation Transaction Documentation and the Consent Form to which a Contributor is a party, including, without limitation, the exhibits and schedules hereto and thereto, constitute the entire agreement and, except as set forth in Section 2.05, supersede each prior agreement and understanding, whether written or oral, among the parties regarding the subject matter of this Agreement. This Agreement is not intended to confer any rights or remedies on any Person other than the parties hereto.

Section 6.05 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of California, regardless of any Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 6.06 ASSIGNMENT. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be null and void and of no force and effect, except that the Operating Partnership may assign its rights and obligations hereunder to an Affiliate.

Section 6.07 JURISDICTION. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the County of Los Angeles, with respect to any dispute arising out of this Agreement or any transaction contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, or that the venue of the action is improper.

Section 6.08 DISPUTE RESOLUTION. The parties intend that this Section 6.08 will be valid, binding, enforceable, exclusive and irrevocable and that it shall survive any termination of this Agreement.

(a) Upon any dispute, controversy or claim arising out of or relating to this Agreement or the enforcement, breach, termination or validity thereof (“Dispute”), the party raising the Dispute will give written notice to the other parties to the Dispute describing the nature of the Dispute following which the parties to such Dispute shall attempt for a period of ten (10) Business Days from receipt by the parties of notice of such Dispute to resolve such Dispute by negotiation between representatives of the parties hereto who have authority to settle such Dispute. All such negotiations shall be confidential and any statements or offers made therein shall be treated as compromise and settlement negotiations for purposes of any applicable rules of evidence and shall not be admissible as evidence in any subsequent proceeding for any purpose. The statute of limitations applicable to the commencement of a lawsuit shall apply to the commencement of an arbitration hereunder, except that no defense based on the running of the statute of limitations will be available based upon the passage of time during any such negotiation. Regardless of the foregoing, a party shall have the right to seek immediate injunctive relief pursuant to Section 6.08(c) below without regard to any such ten (10) Business Day negotiation period.

(b) Any Dispute (including the determination of the scope or applicability of this agreement to arbitrate) that is not resolved pursuant to Section 6.08(a) above shall be submitted to final and binding arbitration in California before one neutral and impartial arbitrator, in accordance with the Laws of the State of California for agreements made in and to be performed in that State. The arbitration shall be administered by JAMS, Inc. (“JAMS”) pursuant to its Comprehensive Arbitration Rules and Procedures, as in effect on the date hereof. Each of the REIT and the Operating Partnership, on the one hand, and the Contributors party to the Dispute, on the other hand, shall appoint one arbitrator within fifteen (15) days of a demand for arbitration. If the REIT and the Operating Partnership and the Contributors cannot mutually agree upon an arbitrator within such 15-day period, the arbitrator shall be appointed by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures, as in effect on the date hereof. The arbitrator shall designate the place and time of the hearing. The hearing shall be scheduled to begin as soon as practicable and no later than sixty (60) days after the appointment of the arbitrator (unless such period is extended by the arbitrator for good cause shown) and shall be conducted as expeditiously as possible. The award, which shall set forth the arbitrator’s findings of fact and conclusions of law, shall be filed with JAMS and mailed to the parties no later than thirty (30) days after the close of the arbitration hearing. The arbitration award shall be final and binding on the parties and not subject to collateral attack. Judgment upon the arbitration award may be entered in any federal or state court having jurisdiction thereof.

(c) Notwithstanding the parties’ agreement to submit all Disputes to final and binding arbitration before JAMS, the parties shall have the right to seek and obtain temporary or preliminary injunctive relief in any court having jurisdiction thereof. Such courts shall have authority to, among other things, grant temporary or provisional injunctive relief in order to protect any party’s rights under this Agreement. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.

(d) The prevailing party shall be entitled to recover its costs and reasonable attorneys’ fees, and the non-prevailing party shall pay all expenses and fees of JAMS, all costs of the stenographic record, all expenses of witnesses or proofs that may have been produced at the direction of the arbitrator, and the fees, costs, and expenses of the arbitrator. The arbitrator shall allocate such costs and designate the prevailing party or parties for these purposes.

Section 6.09 SEVERABILITY. Each provision of this Agreement will be interpreted so as to be effective and valid under applicable Law, but if any provision is held invalid, illegal or unenforceable under applicable Law in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been included herein.

Section 6.10 RULES OF CONSTRUCTION.

(a) The parties hereto agree that they have had the opportunity to be represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(b) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Unless explicitly stated otherwise herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

Section 6.11 EQUITABLE REMEDIES. The parties agree that irreparable damage would occur to the Operating Partnership in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Operating Partnership shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by a Contributor and to enforce specifically the terms and provisions hereof in any federal or state court located in California, this being in addition to any other remedy to which the Operating Partnership is entitled under this Agreement or otherwise at law or in equity.

Section 6.12 TIME OF THE ESSENCE. Time is of the essence with respect to all obligations under this Agreement.

Section 6.13 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 6.14 NO PERSONAL LIABILITY CONFERRED. This Agreement shall not create or permit any personal liability or obligation on the part of any officer, director, partner, employee or shareholder of the Operating Partnership or any Contributor.

Section 6.15 OMITTED.

Section 6.16 WAIVER OF SECTION 1542 PROTECTIONS. As of the Closing Date, each of the parties hereto expressly acknowledges that it has had, or has had and waived, the opportunity to be advised by independent legal counsel and hereby waives and relinquishes all rights and benefits afforded by Section 1542 of the California Civil Code and does so understanding and acknowledging the significance and consequence of such specific waiver of Section 1542 which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Section 6.17 AMENDMENTS. This Agreement may be amended by appropriate instrument, without the consent of any Contributor, at any time prior to the Closing Date; provided, that no such amendment, modification or supplement shall be made that alters the amount or changes the form of the consideration to be delivered to a Contributor, without the prior written consent of such Contributor.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers or representatives, all as of the date first written above.

REXFORD INDUSTRIAL REALTY, L.P.,
a Maryland limited partnership

By:	REXFORD INDUSTRIAL REALTY, INC.,
a Maryland corporation
Its:	General Partner

	By:	/s/ Howard Schwimmer
	Name:	Howard Schwimmer
	Title:	Co-Chief Executive Officer

	By:	/s/ Michael Frankel
	Name:	Michael S. Frankel
	Title:	Co-Chief Executive Officer

REXFORD INDUSTRIAL REALTY, INC., a Maryland corporation

By:	/s/ Howard Schwimmer
Name:	Howard Schwimmer
Title:	Co-Chief Executive Officer

By:	/s/ Michael Frankel
Name:	Michael S. Frankel
Title:	Co-Chief Executive Officer

[Signature Page to RBCF Contribution Agreement]

CONTRIBUTORS:

CONTRIBUTORS NAMED ON SCHEDULE I HERETO

By:	REXFORD INDUSTRIAL REALTY, INC.,
a Maryland corporation
as attorney-in-fact acting on behalf of the Contributors named on Schedule I hereto

	By:	/s/ Howard Schwimmer
	Name:	Howard Schwimmer
	Title	: Co-Chief Executive Officer

	By:	/s/ Michael Frankel
	Name:	Michael S. Frankel
	Title :	Co-Chief Executive Officer

[Signature Page to RBCF Contribution Agreement]